Exhibit 10.3

INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan
Stock Option Award Agreement for U.S. Participants
This Stock Option Award Agreement for U.S. Participants (this “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●] (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of a Stock Option to purchase shares of Common Stock (“Shares”), subject to the terms and conditions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Stock Option Award. The Company has granted to the Participant, effective as of the Date of Grant, the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of [●] Shares, subject to adjustment as set forth in the Plan (the “Option”). The Option is intended to be a Nonqualified Stock Option.

2.	Exercise Price. The exercise price of the Option is $[●] per Share, subject to adjustment as set forth in the Plan (the “Exercise Price”).

3.	Vesting of Option. Subject to the terms and conditions set forth in the Plan and this Agreement, the Option will vest as follows:

(a)
General. Except as otherwise provided in Sections 3(b) and 4, the Option will vest in equal annual installments of 25% of the Shares over a four year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)
Change in Control. The Option will become fully vested immediately upon the Participant’s termination of Service in the event that the Participant’s Service is terminated by the Company without Cause (as defined in the Plan) or if Participant resigns for Good Reason at the time of, or within 6 months following, the consummation of a Change in Control occurring after the Date of Grant.

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As used in this Agreement, “Good Reason” shall mean the occurrence, without Participant’s express written consent, of any of the following events: (i) a material reduction in Participant’s base salary or Target Bonus percentage under the INC Research, LLC Management Incentive Plan, if applicable; (ii) a material adverse change to Participant’s authority, job duties or responsibilities as compared to Participant’s authority, job duties or responsibilities immediately prior to the Change in Control; (iii) a requirement that Participant relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina or Participant’s assigned principal office location with any Subsidiary as of immediately prior to the occurrence of the Change in Control; or (iv) if Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within thirty (30) days of such notice and provided further that Participant terminates his or her Service within thirty (30) days following the Company or applicable Subsidiary’s failure to cure within the thirty (30) day cure period.”

4.	Forfeiture; Expiration.

(a)
Termination of Service. Notwithstanding the Change in Control vesting as stated in Section 3(b) above, any unvested portion of the Option will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service for any reason. In the event the Participant’s Service is terminated for Cause, the vested portion of the Option will also be forfeited immediately, automatically and without consideration upon that termination for Cause. Without limiting the generality of the foregoing, the Option and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

(b)
Expiration. Any unexercised portion of the Option will expire on the tenth anniversary of the Date of Grant (the “Expiration Date”), or earlier as provided in this Agreement (including Section 5) or the Plan.

5.
Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a)	the Expiration Date;

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(b)	the date that is one (1) year following termination of the Participant’s Service due to death or Disability;

(c)	the date that is ninety (90) days following termination of the Participant’s Service without Cause or, to the extent applicable, for Good Reason;

(d)	the date of termination of the Participant’s Service for Cause; or

(e)	the date that is forty-five (45) days following the termination of the Participant’s Service for any reason other than pursuant to Sections 5(b), 5(c) or 5(d) above.

6.	Exercise of Option

(a)
Notice of Exercise. Subject to Section 4 and 5, the Participant or, in the case of the Participant’s death or Disability, the Participant’s representative may exercise all or any part of the vested portion of the Option by delivering to the Company at its principal office a written notice of exercise in the form of the attached as shown on Appendix A or any other form that the Committee may permit (such notice, a “Notice of Exercise”). The Notice of Exercise will be signed by the person exercising the Option. In the event that the Option is being exercised by the Participant’s representative, the Notice of Exercise will be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The Participant or the Participant’s representative will deliver to the Committee, at the time of giving the Notice of Exercise, payment in a form permissible under Section 7 for the full amount of the Purchase Price and applicable Tax-Related Items withholding as provided below.

(b)
Issuance of Common Stock. After all requirements with respect to the exercise of the Option have been satisfied, including, any Tax-Related Items withholding, the Committee will cause to be issued the Shares as to which the Option has been exercised (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent), registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)
Withholding Requirements. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the minimum statutory amount necessary to satisfy federal, state and local Tax-Related Items, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement (collectively, “Withheld Taxes”); provided that any obligations to pay Withheld Taxes may be satisfied in the manner in which the Purchase Price is permitted to be paid under Section 7 or any other manner permitted by the Plan.

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7.
Payment for Shares. The “Purchase Price” will be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised. All or part of the Purchase Price and any Withheld Taxes may be paid as follows:

(a)	Cash or Check. In cash or by bank certified check.

(b)
Brokered Cashless Exercise. To the extent permitted by applicable law and unless otherwise provided by the Committee, from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In that case, the Participant will provide the Company a properly executed Notice of Exercise, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price and/or Withheld Taxes, as applicable. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(c)
Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and/or Withheld Taxes, as applicable.

(d)
Surrender of Stock. In each instance, at the sole discretion of the Committee, by surrendering, or attesting to the ownership of, Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares will be surrendered to the Company in good form for transfer and will be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Option, or to the extent applicable, on the date the Withheld Taxes is to be determined. The Participant will not surrender, or attest to the ownership of, Shares in payment of the Purchase Price (or Withheld Taxes) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes that otherwise would not have occurred.

8.
Adjustment to Option. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Option may be adjusted in accordance with Section 4.5 of the Plan.

9.
Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix B to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants between the Participant and the Company or any of its Affiliates.

10.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery

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and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11.	Miscellaneous Provisions

(a)
Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares subject to the Option until the Participant or the Participant’s representative becomes entitled to receive those Shares by (i) filing a Notice of Exercise, (ii) paying the Purchase Price and Withheld Taxes as provided in this Agreement, and the Company actually receiving those amounts, (iii) the Company issuing those Shares and entering the name of the Participant in the register of shareholders of the Company as the registered holder of those Shares and (iv) satisfying any other conditions as the Committee reasonably requires.

(c)
Transfer Restrictions. The Shares purchased by exercise of the Option will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

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(e)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)
Choice of Law; Jurisdiction. Notwithstanding the Restrictive Covenants Agreement in the attached Appendix B, this Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle

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that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(l)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(m)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Stock Option Award Agreement as of the date first written above.

PARTICIPANT	INC RESEARCH HOLDINGS, INC.

	By:	/s/ Duncan Jamie Macdonald
	Name:	Duncan Jamie Macdonald
	Title:	Chief Executive Officer

[Electronic Signature]
____________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

[Signature Page – Form – Stock Option Award Agreement for U.S. Participants]

Appendix A-1

APPENDIX A
NOTICE OF EXERCISE

INC Research Holdings, Inc.
[Address 1]
[Address 2]
Attention: General Counsel

Date of Exercise: _________________
Ladies & Gentlemen:
1.    Exercise of Option. This constitutes notice to INC Research Holdings, Inc. (the “Company”) that, pursuant to my INC Research Holdings, Inc. 2014 Equity Incentive Plan Stock Option Award Agreement, dated ___________, 20__ (the “Award Agreement”), I elect to purchase the number of Shares set forth below for the price set forth below. Capitalized terms used and not otherwise defined in this notice will have the meanings ascribed to those terms in the Award Agreement. By signing and delivering this notice to the Company, I hereby acknowledge that I am the holder of the Option exercised by this notice and have full power and authority to exercise the Option.

Number of Shares as to which Option is exercised (“Optioned Shares”):
Shares to be issued in name of:
Date of Grant:
Total Purchase Price:

2.    Delivery of Payment. With this notice, I hereby deliver to the Company the full exercise price of the Optioned Shares and any and all Tax-Related Items withholding due in connection with the exercise of my Option, subject to satisfaction of the Purchase Price any and all Tax-Related Items withholding in any other manner consistent with the Award Agreement and the Plan.
3.    Rights as Stockholder. While the Company will endeavor to process this notice in a timely manner, I acknowledge that, until the issuance of the Optioned Shares (or, in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) and my satisfaction of any other conditions imposed by the Committee pursuant to the Plan or as set forth in the Award Agreement, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Shares, notwithstanding the exercise of my Option. No

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Appendix A-2

adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance of the Optioned Shares.
4.    Interpretation. Any dispute regarding the interpretation of this notice will be submitted promptly by me or by the Company to the Committee. The resolution of such a dispute by the Committee will be final and binding on all parties.
5.    Entire Agreement. The Plan, the Award Agreement under which the Optioned Shares were granted are incorporated herein by reference and, together with this notice, constitute the entire agreement of the parties with respect to the subject matter of this notice.

Very truly yours,

Signature:
Name:
Address:

Social Security Number:

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Appendix B-1

APPENDIX B
RESTRICTIVE COVENANTS AGREEMENT

1.    Definitions. Capitalized terms not otherwise defined in below this Restrictive Covenant Agreement (“RCA”) shall have the same meanings as set forth in the above Agreement. The following terms shall have the following meanings for the purposes of this RCA:
(a)    The “Termination Date” means the last day of Participant’s employment by the Company or any of its Subsidiaries.
(b)    The “Non-Solicit Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after the Termination Date.
(c)    The “Non-Compete Restricted Period” means the period commencing on the Termination Date and ending six (6) months after the Termination Date.
(d)    “Company Customer” means a person or entity for whom the Company or any of its Subsidiaries was providing services either at the time of, or at any time within the twelve (12) months preceding the Termination Date, and for whom Participant carried out or oversaw a material business responsibility during said twelve (12) month period or about whom Participant had exposure to or received Confidential Information as a result of Participant’s employment with the Company or an of its Subsidiaries that if disclosed or used by Participant or any person or entity Competitive with the Company (as defined below) would provide an unfair competitive advantage with respect to the business of the Company.
(e)    “Prospective Customer” means a person or entity (i) that Participant contacted for the purpose of soliciting business on behalf of the Company or any of its Subsidiaries during the twelve (12) months preceding the Termination Date; or (ii) to which the Company or any of its Subsidiaries had submitted a bid or proposal for services during the twelve (12) months preceding the Termination Date, and in which bid or proposal Participant was involved in any material respect.
(f)    The term “Company Employee” means any person who is an employee of or consultant to the Company or any of its Subsidiaries as of the Termination Date.
(g)    “Competitive with the Company” means engaged in the business of providing contract research organization (CRO) services to pharmaceutical, biotechnology, or biomedical companies.
(h)    “Restricted Services” means services that are the same or substantially similar to the services Participant provided to the Company or any of its Subsidiaries at the time of, or in the twelve (12) months preceding, the Termination Date.

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Appendix B-2

(i)    The “Restricted Area” means the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Participant personally provided material services in-person (not by telephone or internet) on behalf of the Company during the twelve (12) months prior to the Termination Date; (ii) within a 60-mile radius of the location(s) where the Participant had an office during the twelve (12) months prior to the Termination Date; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company on any of its Subsidiaries is located or does or did business, during the twelve (12) months prior to the Termination Date.

(j)    “Confidential Information” means any confidential or proprietary information belonging to the Company or of its Subsidiaries, including, but not limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company or any of its Subsidiaries, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company or any of its Subsidiaries, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled or identified as confidential and proprietary. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to Participant prior to its disclosure to Participant by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by Participant; or (iv) is received by Participant from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. Participant acknowledges and agrees that the Confidential Information he/she obtains or becomes aware of as a result of his/her employment with the Company or any of its Subsidiaries is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that Participant is required to protect and not disclose such information.
(l)    “Subsidiaries” means any corporation, partnership, limited liability company, joint venture, association, public or private limited company or other business entity at least 50% of the outstanding voting stock or voting interests of which is at the time owned or controlled, directly or indirectly, by the Company.

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Appendix B-3

2.    Non-Solicitation of Customers and Employees. Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Non-Solicit Restricted Period, Participant will not, on Participant’s own behalf, nor as an officer, director, stockholder, partner, associate, employee, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity:
(a)    Solicit, induce, influence or attempt to solicit, induce or influence any Company Customer to (i) cease doing business in whole or in part with the Company or any of its Subsidiaries, or (ii) do business with any other person or entity that is Competitive with the Company;
(b)    Solicit, induce, or attempt to induce any Prospective Customer to (i) not begin doing business with the Company or any of its Affiliates, (ii) cease doing business in whole or in part with the Company or any of its Affiliates, or (iii) do business with any person or entity that is Competitive with the Company;
(c)    Interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any supplier, vendor, distributor, lessor, lessee, or licensor that transacts business with the Company of any of its Subsidiaries; or
(d)    Encourage, entice, induce or suggest that any Company Employee terminate or alter his/her employment or relationship with the Company or any of its Subsidiaries for the benefit of any person or entity other than the Company.
3.    Non-Competition.
(a)    Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Non-Compete Restricted Period, within the Restricted Area, Participant will not for Participant’s own behalf or for any other person or entity provide the Restricted Services for any person or entity that is Competitive with the Company.
(b)    Notwithstanding the foregoing, Participant’s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section.
4.    Business Opportunities. Participant, while he or she is employed by the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he or she may discover, find, develop or otherwise have available to him or her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

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Appendix B-4

5.    Confidentiality. Participant acknowledges that during his or her employment with the Company, he or she has and will necessarily become informed of, and have access to, the Confidential Information of the Company, and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit. Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his or her employment, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant. Participant also agrees and understands that Participant’s duties and obligations under any confidentiality and non-disclosure agreement signed in connection with Participant’s employment with the Company, including the Confidentiality and Non-Solicitation Agreement, (collectively, the “Confidentiality Agreement”) will remain in full force and effect in accordance with its terms, and that a breach of the Confidentiality Agreement will also constitute a breach of this present RCA. To the extent the terms of the Confidentiality Agreement are inconsistent with the terms of this RCA, the provisions of this RCA will control.
6.    Termination. Either party may terminate the employment relationship for any reason at any time upon giving the other party thirty (30) days prior written notice. The Company may, in its discretion, relieve Participant of some or all of his/her duties during all or a part of such notice period. Subject to the forgoing notice obligation, Participant’s employment with the Company shall remain at will.
7.    Return of Company Property. By no later than the Termination Date, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverables containing Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business that are in the Participant’s possession or control.

8.    Governing Law, Forum and Jury Waiver. This RCA and all disputes, claims or controversies arising out of or related to this RCA, shall be governed by the laws of the State of North Carolina without regard for reference to any choice or conflict of law principles of any jurisdiction. The parties agree that any action or proceeding with respect to this RCA or Participant’s employment with the Company shall be brought exclusively in the state or federal courts in the State of North Carolina, and Participant voluntarily submits to the exclusive jurisdiction over Participant’s person by a court of competent jurisdiction located within the State of North Carolina. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the State of North Carolina, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in

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Appendix B-5

an inconvenient forum. The parties hereby knowingly and expressly waive their right to a jury trial for any claim relating to his/her/its rights or obligations under this RCA.

9.    Amendment, Modification or Waiver. This RCA may not be changed orally, and no provision of this RCA may be amended or modified unless such amendment or modification is in writing, signed by Participant and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.

10.    Severability. In case any one or more of the provisions contained in this RCA shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this RCA, but this RCA shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this RCA shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.
11.    Miscellaneous.

(a)    Participant’s and the Company’s obligations hereunder shall continue in full force and effect in the event that Participant’s job title, responsibilities, work location or other conditions of his/her employment with the Company change subsequent to the execution of the RCA, without the need to execute a new RCA.
(b)    In the event that Participant breaches any of the provisions of Sections 2 or 3 of this RCA, to the extent permitted by law, the Non-Compete or Non-Solicit Restricted Period (as applicable) shall be tolled until such breach has been duly cured, it being the intent of the parties that such period shall be extended by any period of time in which Participant is in violation of such sections.
(c)    Participant agrees to provide a copy of Section 1 through 5 of this RCA to any subsequent employers or prospective employers during the applicable period of restriction (including but not limited to the Non-Solicit Restricted Period and the Non-Compete Restricted Period). Participant specifically authorizes the Company to notify any subsequent employers or prospective employers of Participant of the restrictions on Participant contained in this RCA and of any concerns the Company may have about actual or possible conduct by Participant that may be in breach of this RCA Participant agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the period of his/her employment by the Company or any of its Subsidiaries and during the Non-Solicit Restricted Period and the Non-

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Appendix B-6

Compete Restricted Period. Such notice must be provided prior to the commencement of any such services or work.
(d)    The rights and remedies of the parties under this RCA are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

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